Soliciting Dealer Form
Relating to the Offer to Purchase for Cash
up to $60.0 Million Aggregate Principal Amount of its Outstanding
4.75% Senior Convertible Notes Due 2020
(CUSIP No. 74348TAQ5)
of
Prospect Capital Corporation

The Tender Offer (as defined herein) will expire at 12:00 midnight, New York City time, on October 23, 2019 (one minute after 11:59 p.m., New York City time, on October 22, 2019), or any other date and time to which the Company (as defined herein) extends such Tender Offer (such date and time, as it may be extended, the “Expiration Date”), unless earlier terminated, in the Company’s sole discretion. You must validly tender your Notes (as defined herein) at or prior to the Expiration Date to be eligible to receive the Purchase Price (as defined herein) for such Notes. The Purchase Price will be payable in cash. Tendered Notes may be validly withdrawn from the Tender Offer at or prior to 12:00 midnight, New York City time, on October 23, 2019 (one minute after 11:59 p.m., New York City time, on October 22, 2019), unless extended or earlier terminated by the Company. The Tender Offer is subject to the satisfaction or waiver of certain conditions as set forth under the heading “Tender Offer–Conditions to the Tender Offer” in the Offer to Purchase (as defined herein).

The Information and Tender Agent for the Tender Offer is:
D.F. King & Co., Inc.

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for Eligible Institutions only):
48 Wall Street, 22nd Floor New York, New York 10005 Attention: Andrew Beck	D.F. King & Co., Inc. (212) 709-3328 Attention: Andrew Beck
For Confirmation: (212) 269-5552
Banks and Brokers call: (212) 269-5550 Toll Free: (877) 297-1744 Email: psec@dfking.com

This form must be delivered to an address, or transmitted via facsimile, as set forth above. The instructions contained herein should be read carefully before this form is completed.

All capitalized terms used herein and not defined herein shall have the meaning ascribed to them in the Offer to Purchase, dated September 24, 2019, (the “Offer to Purchase”) of Prospect Capital Corporation, a Maryland corporation (the “Company”).

IN ORDER TO BE ELIGIBLE TO RECEIVE THE SOLICITING DEALER FEE (AS DEFINED BELOW), A PROPERLY COMPLETED SOLICITING DEALER FORM MUST BE RECEIVED BY THE INFORMATION AND TENDER AGENT PRIOR TO THE EXPIRATION DATE. THE COMPANY SHALL, IN ITS SOLE DISCRETION, DETERMINE WHETHER A SOLICITING DEALER HAS SATISFIED THE CRITERIA FOR BEING ELIGIBLE TO RECEIVE THE SOLICITING DEALER FEE (INCLUDING, WITHOUT LIMITATION, THE SUBMISSION OF THE APPROPRIATE DOCUMENTATION WITHOUT DEFECTS OR IRREGULARITIES). THE PAYMENT OF THE SOLICITING DEALER FEE TO ELIGIBLE DEALERS IS SUBJECT TO AND CONDITIONED UPON THE SUCCESSFUL COMPLETION OF THE TENDER OFFER AND SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. YOU MUST RETURN THE SOLICITING DEALER FORM SET FORTH ON ANNEX A HERETO TO THE INFORMATION AND TENDER AGENT TO RECEIVE THE SOLICITING DEALER FEE.

Annex A
SOLICITING DEALER FORM

As described in the Offer to Purchase, the Company has agreed, upon successful completion of the Tender Offer with respect to the Notes, to pay a soliciting dealer fee (the “Soliciting Dealer Fee”) equal to $1.00 for each $1,000 principal amount of Notes that are validly tendered and accepted for purchase pursuant to the Tender Offer to retail brokers that are appropriately designated by their tendering holder clients to receive this Soliciting Dealer Fee, provided that such Soliciting Dealer Fee will only be paid with respect to tenders by Holders whose aggregate principal amount of such Notes validly tendered and accepted for purchase is $500,000 or less. Soliciting Dealer Fees will only be paid to retail brokers upon successful completion of the Tender Offer with respect to the Notes upon the terms set forth in the Offer to Purchase. The Company reserves the right to audit any soliciting dealer to confirm bona fide submission of this form. The Company shall, in its sole discretion, determine whether a soliciting dealer has satisfied the criteria for being eligible to receive a Soliciting Dealer Fee (including, without limitation, the submission of the appropriate documentation without defects or irregularities and pursuant to the Tender Offer).
PAYMENT DETAILS
Name of Firm:
Attention:
Address:
Phone Number:
Taxpayer Identification:
Signature:
(Medallion Stamp Required)
By signing this form you hereby confirm that your request for the Soliciting Dealer Fee is bona fide and has been made on behalf of accounts for separate individual beneficial owners of Notes that are Holders whose aggregate principal amount of Notes validly tendered and accepted for purchase is $500,000 or less. Failure to properly complete and execute this form will render the form defective and the Company will not honor your request. Any questions as to what constitutes beneficial ownership should be directed to the Information and Tender Agent.
The delivery of this form by a soliciting dealer will constitute a representation by it that: (1) it has complied with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder, in connection with such solicitation; (2) it is eligible to such compensation for such solicitation under the terms and conditions of the Offer to Purchase; (3) in soliciting tenders, it has used no solicitation materials other than those furnished by the Company; (4) each Holder that it has solicited has received a copy of the Offer to Purchase, or concurrently with such solicitation it provided the Holder with a copy of the Offer to Purchase; (5) it is either
(i) a broker or dealer in securities which is a member of any national securities exchange in the United States or of the Financial Industry Regulatory Authority, Inc. or (ii) a bank or trust company located in the United States; and
(6) no Soliciting Dealer Fee has previously been requested or paid with respect to Notes tendered for its own account.

SOLICITING DEALERS SHOULD TAKE CARE TO ENSURE THAT PROPER RECORDS ARE KEPT TO DOCUMENT THEIR ELIGIBILITY TO RECEIVE ANY SOLICITING DEALER FEE. THE COMPANY AND THE INFORMATION AND TENDER AGENT RESERVE THE RIGHT TO REQUIRE ADDITIONAL INFORMATION AT THEIR DISCRETION, AS DEEMED WARRANTED.
If the space provided in the table below is inadequate, the required information should be listed on a separate schedule and attached to this form.

Participant Number	VOI Number	Quantity